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EXHIBIT (m)


                               LEGACY FUNDS GROUP

                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12B-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940
                                (CLASS A SHARES)

         Plan of Distribution adopted as of April 1, 2002 by Legacy Funds Group, a Massachusetts business trust (the "Trust"), on behalf of the Class A shares of its separately designated series (the "Funds").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company;

         WHEREAS, each Fund is a separately designated investment series of the Trust with its own investment objective, and policies offering separate classes of shares of beneficial interest, par value $.001 per share, of the Trust (the "Shares");

         WHEREAS, the Trust has entered into a Distribution Agreement with BISYS Fund Services Limited Partnership (the "Distributor"), pursuant to which the Distributor acts as the exclusive distributor and representative of the Trust in the offer and sale of the Shares to the public;

         WHEREAS, the Trust desires to adopt this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the 1940 Act, pursuant to which each Fund may pay an account maintenance fee and a distribution and servicing fee to the Distributor with respect to Class A shares of the Fund; and

         WHEREAS, the Board of Trustees of the Trust (the "Trustees") as a whole and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement entered into in connection with this Plan (the "Independent Trustees"), in considering whether the Funds should implement a written plan, have requested and evaluated such information as they deemed necessary to an informed determination as to whether a written plan should be implemented and have considered such pertinent factors as they deemed necessary to form the basis for a decision to use assets attributable to Class A shares for such purposes; and

         WHEREAS, the Trustees as a whole and the Independent Trustees, in voting to approve such a plan, have concluded, in the exercise of reasonable business judgment and in light of their respective fiduciary duties that there is a reasonable likelihood that this Plan will benefit each Fund and its Class A shareholders.

         NOW THEREFORE, the Trust on behalf of the Funds hereby adopts this Plan on the following terms:


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         1. DISTRIBUTION AND SERVICING ACTIVITIES. Each Fund shall pay the
Distributor a distribution and servicing fee under the Plan at the end of each month at the annual rate of up to 0.25% of average daily net assets attributable to Class A shares of the Fund to compensate the Distributor and broker-dealers for providing sales and promotional activities and services and for the provision of personal services to holders of Class A shares and/or the maintenance of such shareholder accounts. Such activities will relate to the sale, promotion and marketing of each Fund's Class A shares and servicing Class A shareholder accounts. Payments may be made for sales commissions to financial consultants for selling Class A shares, compensation, sales incentives and payments to sales and marketing personnel, and on expenses incurred in connection with sales and promotional activities, including advertising expenditures related to the Class A shares and the costs of preparing and distributing promotional materials with respect to such Class A shares. Payment of the distribution and servicing fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the National Association of Securities Dealers, Inc. Nothing herein shall prohibit the Distributor from collecting distribution and servicing fees in any given year, as provided hereunder, in excess of expenditures made in such year for sales and promotional activities with respect to the Funds.

         2. PAYMENTS TO OTHER PARTIES. The Funds hereby authorize the Distributor to enter into agreements with broker-dealers to provide compensation to such broker-dealers for activities and services of the type referred to in
Section 1 hereof. The Distributor may reallocate all or a portion of its distribution and servicing fee for distribution activities to such broker-dealers as compensation for the above-mentioned activities and services. Such agreements shall provide that the broker-dealers deliver to the Distributor such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Section 5 hereof.

         3. RELATED AGREEMENTS. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide, as to each Fund:

            (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or, by vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of Class A shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

            (b) that such agreement shall terminate automatically in the event of its assignment.

         4. QUARTERLY REPORTS. The Trustees shall be provided, at least quarterly, a written report of all amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

         5. TERM AND TERMINATION.

            (a) As to each Fund, this Plan shall become effective as of the date hereof, and unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both (i) the Trustees and (ii) the Independent Trustees of the Trust.

            (b) As to each Fund, this Plan may be terminated without penalty at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class A shares of the Fund.


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         6. AMENDMENTS. As to each Fund, this Plan may not be amended to increase materially the maximum expenditures permitted by Section 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class A shares of the Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 5(a) hereof.

         7. RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 4 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         8. DEFINITION OF CERTAIN TERMS. For purposes of this Plan, the terms "assignment", "interested person", "majority of the outstanding voting securities", and "principal underwriter" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission or its staff.

         9. SEPARATE SERIES. Pursuant to the provisions of the Declaration of Trust, each Fund is a separate series of the Trust, and all debts, liabilities and expenses of Class A shares of the relevant Fund shall be enforceable only against the assets of Class A shares of such Fund and not against the assets of any other Fund or class of shares or of the Trust as a whole or any Trustee, officer or shareholder of the Trust individually.